As filed with the Securities and Exchange Commission on January 28, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIGITAL NETWORK ALLIANCE INTERNATIONAL, INC.

(Name of small business issuer in its charter)

Delaware	4899	52-2175896
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
15/F East Wing Sincere Insurance Building 6 Hennessy Road, Wanchai Hong Kong 852-3104-9012
(Address and telephone number of principal executive offices)
15/F East Wing Sincere Insurance Building 6 Hennessy Road, Wanchai Hong Kong (Address of principal place of business or intended principal place of business)
Gary S. Joiner, Esq. Frascona, Joiner, Goodman & Greenstein, P.C. 4750 Table Mesa Drive Boulder, Colorado 80305 (303) 494-3000 (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:

As promptly as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	1,000,000	$3.00	$3,000,000	$353.10
Common Stock, $.001 par value	200,000 (1)	$3.00	$600,000	$70.62
		TOTAL	$3,600,000	$423.72

(1) Represents shares offered by selling shareholders. The registration fee has been calculated pursuant to Rule 457(f)(2) assuming a price of $.3.00 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

DIGITAL NETWORK ALLIANCE INTERNATIONAL, INC.

This Prospectus relates to the offer and sale of up to 1,200,000 shares of our common stock at a price of $3.00 per share.  A total of up to 200,000 shares will be offered and sold by the selling stockholders identified in this Prospectus and a total of up to 1,000,000 shares will be offered and sold by the Company.   The selling stockholders will determine when they will sell their shares. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS, AND INVESTORS SHOULD NOT BUY THESE SHARES UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus will not be used before the effective date of the registration statement.

The selling stockholders and any broker-dealers participating in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act.

The date of this Prospectus is __________, 2005

Until 90 days after the effective date, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

This Summary highlights selected information from elsewhere in this Prospectus.  It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors and financial statements and the related notes to those statements included in this Prospectus.

DIGITAL NETWORK ALLIANCE INTERNATIONAL, INC.

15/F East Wing

Sincere Insurance Building

6 Hennessy Road, Wanchai

Hong Kong

852-3104-9012

THE COMPANY

DIGITAL NETWORK ALLIANCE INTERNATIONAL, INC., ("we," "us," "our," the "Company" “Digital”), was incorporated under the laws of the State of Delaware on August 19, 1997 under the name of Sheffield Products, Inc.  We changed our name to Digital Network Alliance International, Inc. on November 30, 2004.

We were formed as a "blind pool" or "blank check" company whose business plan was to seek to acquire a business opportunity through completion of a merger, exchange of stock, or other similar type of transaction.  In furtherance of our business plan, we voluntarily elected to become subject to the periodic reporting obligations of the Securities Exchange Act of 1934 by filing a registration statement on Form 10-SB.

         From the date of our incorporation through June 30, 2004, our only business activities were the organizational activities described above, including registration under the Securities Exchange Act of 1934, and efforts to locate a suitable business opportunity for acquisition. In July, 2004, we identified a business opportunity we wanted to acquire.

On July 21, 2004, we had a change of control as the first step in the business acquisition process.  On that date, Strong Win Limited, a British Virgin Islands corporation, acquired a total of 6,076,116 shares, or approximately 90% of the Company’s issued and outstanding common stock.   The aggregate purchase price for the shares was $50,000 which was paid in cash at closing out of the funds of the purchaser.

On August 13, 2004, we completed the business acquisition process by acquiring all of the issued and outstanding common stock of Digital Network Alliance Holdings, Inc., a British Virgin Islands corporation (“Digital BVI”) in a share exchange transaction. We issued 13,248,760 shares in the share exchange transaction for 100% or 10,000, of the issued and outstanding shares of Digital BVI’s common stock. As a result of the share exchange transaction, Digital BVI became our wholly-owned subsidiary.

Digital BVI is engaged in the business of providing satellite internet connections to customers in the Asia Pacific region, including Hong Kong, Singapore, Indonesia, Bangladesh, Pakistan and Mongolia, and the business of providing managed broadband services to commercial office buildings and apartment buildings in Singapore and Hong Kong.   The services are provided through Digital`BVI’s two wholly-owned subsidiaries, Digital Network Alliance (S) Pte Ltd., (“Digital Singapore”) and Digital Network Alliance (HK) Ltd. (“Digital Hong Kong”), which are incorporated in Singapore and Hong Kong, respectively.

THE OFFERING

Common Stock Offered

A total of up to 1,200,000 shares are offered hereby at a price of $3.00 per share.  We are offering up to 1,000,000 shares, and up to 200,000 shares are being offered and sold by the selling shareholders named in this Prospectus.  The selling shareholders will determine when they will sell their shares.

Common Stock Outstanding

We currently have a total of 22,200,000 shares of common stock issued and outstanding.  In the event all shares we are offering are sold, we will have a total of 23,200,000 shares issued and outstanding following completion of this offering.

No Trading Market	Our common stock is not listed on any securities exchange, and there is currently no public trading market for our shares.
Risk Factors

Investment in our common stock involves a high degree of risk.  Among the significant risk factors are (i) the fact that there is not currently a public market for shares of our common stock and no assurance that such a market will develop in the future; (ii) the fact that we commenced business operations during the first quarter of 2002, and have a limited operating history; (iii) the fact that we have no history of profitable operations and no assurance that we will be able to achieve profitability and (iv) the fact that we will require substantial working capital to fund our business and there is no assurance that we will be able to obtain the necessary working capital (See “Risk Factors” for additional information).

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements. This data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

	Period Ended September 30, 2004 (Unaudited)	Fiscal Year Ended December 31, 2003	Fiscal Year Ended December 31, 2002

Operating Statement Data
Revenues	893,597	1,044,579	804,795
Operating Expenses	205,834	332,392	241,482
Net Profit (Loss) from Operations	(19,171)	(50,602)	(9,801)
Net Profit (Loss) Per Share	(0.00)	(0.00)	(0.00)
Balance Sheet Data
Total Assets	207,140	260,547	157,280
Total Liabilities	257,666	297,222	142,445
Shareholders Equity Earnings Per Share	(50,526) (0.00)	(36,675) (0.00)	14,835 (0.00)

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have A Limited Operating History; Therefore It Is Difficult To Evaluate Our Financial Performance And Prospects.

We commenced business operations in January 2002, and have a limited operating history.   We are, therefore, subject to all of the risks inherent in a new business enterprise. Our limited operating history makes it difficult to evaluate our financial performance and prospects. We cannot assure you that in the future we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.

We Have A History Of Incurring Net Losses; We May Never Achieve Profitability Which May Cause Us To Seek Additional Financing Or To Cease Operations.

We have a history of operating losses and have incurred net losses in each fiscal quarter since our inception. We had a net loss of $19,171 for the nine months ended September 30, 2004.  We will need to expand our customer base and generate additional revenue to achieve profitability, and there is no assurance we will be able to do so.  It is possible that we may never achieve profitability and, even if we do achieve profitability, we may not sustain or increase profitability in the future. If we do not achieve sustained profitability, we may be unable to continue our operations.

We Require Additional Working Capital to Fund Expansion of Our Business.  There is no assurance that we will raise the necessary capital from this offering or from other sources sufficient to fund our business.

We require additional working capital to fund any significant expansion of our business.  As of September 30, 2004, the current amount of cash available on hand was approximately $25,000.  We currently have sufficient cash resources to meet our short-term needs and to finance our operations at their current level.  However, we will require additional working capital in order to significantly expand our business and achieve sustained profitability.  There is no assurance that this offering will be successful or that we will be able to locate other sources of capital which are available on terms which are acceptable to us.  If we do not raise significant capital from this offering and from other sources, we will be required to limit our operations to those which can be financed with the capital which is currently available and we will be required to abandon or significantly curtail any of our expansion plans.

Our Business Operations are Dependent Upon Various Third Party Agreements.  If these agreements are terminated or otherwise become unavailable, our business will fail.

We are dependent upon agreements with various third parties, including agreements with actual and potential competitors, in order to provide our services.  The necessary agreements include leases for satellite capacity and teleport services, agreements with telecommunications companies for worldwide connectivity, and agreements with local service providers in the various countries in which we seek to operate.  There can be no assurance that we will be able to obtain and maintain all of the necessary third-party agreements on terms that are acceptable, or that others will not obtain similar agreements on similar or better terms which will allow them to compete with us.  If any of our existing agreements were terminated prior to their expiration date, were not renewed following expiration, or otherwise became unavailable or unenforceable, it would have a material adverse effect on us and could cause our business to fail.

Our Operations Are Dependent Upon the Satellite Network Infrastructure.  Disruptions or failures related to the satellite network would have an adverse effect on our business.

The performance and reliability of the satellite infrastructure is critical to our success.  A system failure or decrease in the performance of the network, causing an interruption of service or increases in response time for services, would have a negative impact on current and prospective users.  Potential sources of interruption include, but are not limited to: (1) system failure caused by natural disaster; (2) power loss or telecommunications failure;  (3) computer viruses or other tampering with the system; (4) destruction or loss of satellite; and (5) software errors.  Any disruption or failure of the satellite network infrastructure would have a material adverse effect on us and could cause our business to fail.

We Must Comply with all Applicable Governmental Regulations in Each Country in which we Operate.  Changes in governmental regulations and failure or inability to comply with such regulations would have an adverse effect on our business.

Our business is subject to substantial regulation in each country in which we operate.  Such regulations are likely to change over time and there is no assurance that we will be able to remain in compliance.  In most cases, the local service providers we contract with are responsible for compliance with applicable regulatory requirements in their local market including such things as obtaining any required satellite transmission license or Internet Service Provider license.  Changes in existing regulations which makes compliance more costly or difficult, enactment of new regulations which are more restrictive than current regulations, or any failure by our local service provider to comply with new or existing regulations is likely to have a material adverse effect on us and could cause our business to fail.

The impact of technological changes on our business cannot be predicted; Our success is likely to be dependent upon our ability to keep pace with technological changes in the telecommunications industry.

The telecommunications industry is often characterized by rapid and significant changes in technology, and the effect of technological changes on our future business cannot be predicted.  Prospective investors have no basis upon which to evaluate our ability to respond to such technological changes.  But, our failure to respond in a timely and cost effective manner, is likely to adversely affect our operating results and our competitive position, and may cause our business to fail.

We Operate in a Highly Competitive Industry.  There is no assurance we will be able to effectively compete.

We operate in a highly competitive environment.  Our actual and potential competitors include other satellite carriers, teleports, local telephone companies, wireless telecommunications providers, providers of network systems integration services, cable television companies and large telecommunications companies.  We do not have significant market share in any of the markets in which we currently operate, and most of our actual and potential competitors have substantially greater financial, technical and marketing resources than we do.  There can be no assurance that we will be able to achieve or maintain adequate market share or sales, or compete effectively in any of our markets.

Our success is dependent on retaining key personnel and hiring and retaining additional personnel.  We may be unable to hire and retain necessary key personnel.

Our success is largely dependent upon the continued services of our key management personnel as well as on our ability to identify, recruit, hire, train, manage, and retain qualified employees for technical, marketing and managerial positions.  The loss of services of certain existing key personnel could have an adverse effect on the Company.  In addition, there exists a very competitive market for highly qualified personnel in the telecommunications industry which may make it more difficult to attract and retain such personnel. Generally, our employees are not bound by employment or non-competition agreements, and there can be no assurance that we will retain our officers and key employees.  We could be materially and adversely affected by the loss of such personnel.

We are subject to international economic and political risks, over which we have little or no control.

A significant portion of our business involves providing services in undeveloped countries in the Asia Pacific region.  Doing business outside the United States, particularly in undeveloped or underdeveloped countries in the Asia Pacific region, some of which have unstable or unpredictable political, social and economic conditions.  This subjects us to various potential risks, including changing economic, political and social conditions, major work stoppages, exchange controls, currency fluctuations or devaluations, armed conflicts and unexpected changes in laws relating to tariffs, trade restrictions, foreign investments, taxation and nationalization or other expropriation of private enterprises. We have no control over most of these risks and may be unable to anticipate changes in international economic, political and social conditions and, therefore, unable to alter our business practices in time to avoid the adverse effect of any of these changes.   Nationalization or expropriation could even result in the total loss of our investment in certain countries and would have a material adverse affect on our operations.

U.S. investors may experience difficulties in attempting to enforce liabilities based upon U.S. federal securities laws against us and our non-U.S. resident directors.

All of our operations are conducted through subsidiary corporations organized and located outside the United States and all of our assets and those of its subsidiaries are located outside the United States.   In addition, all of our officers and directors are foreign citizens.  As a result, it may be difficult or impossible for U.S. investors to enforce judgments of U.S. courts for civil liabilities against us or against any of our individual directors or officers.   In addition, U. S. investors should not assume that courts in the countries in which our subsidiaries are incorporated or where the assets of our subsidiaries are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

Risks Relating to Our Common Stock:

Resale of Our Shares May Be Difficult Because There Is No Current Market for Our Shares and it Is Possible That No Market Will Develop. This may reduce or limit the potential value of our shares.

There is no current public market for our shares of common stock, and no assurance that such a public market will develop in the future. Even in the event that such a public market does develop, there is no assurance that it will be maintained or that it will be sufficiently active or liquid to allow shareholders to easily dispose of their shares.  The lack of a public market, or the existence of a public market with little or no activity or liquidity is likely to reduce or limit the potential value of our shares.

The Offering Price for Our Shares Was Arbitrarily Determined.

The offering price for the shares offered hereby has been arbitrarily determined by corporate management.  The offering price was not established through any consideration of actual book value, earnings per share, past operating history, recent sales transactions, or any other recognized criteria of value.

Persons Who Purchase Shares in this Offering Will Suffer an Immediate Substantial Dilution in the Value of Their Shares.

Our officers, directors and other current shareholders have acquired their interests in the Company at a cost substantially less than that which purchasers in this offering will pay for their stock.  Assuming all shares offered hereby are sold, of which there can be no assurance, the Company will have a total of approximately 23,200,000 shares issued and outstanding, having an estimated net tangible book value per share of $ 0.14 per share.    Therefore, it is estimated that purchasers in this offering will suffer an immediate dilution of approximately $2.86 per share, which represents approximately 95.33% of the offering price of $3.00 per share.   In addition, the amount of dilution suffered by persons who purchase shares in this offering will increase in the event that less than the maximum number of shares we are offering hereby is sold.

If a Trading Market Develops For Our Common Stock it is Likely to be Subject to the "Penny Stock" Rules of the SEC.  The application of such rules would make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

There is no current trading market for the Shares and there can be no assurances that a trading market will develop.  If such a trading market does develop, it will probably be subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks."  Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to make a special written determination that the penny stock is a suitable investment for the purchaser and to receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock as long as it is subject to the penny stock rules. In addition, holders of our shares may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Our Management Controls Sufficient Shares of Our Common Stock to Exercise Significant Influence over Shareholder Decisions.  There is no assurance that the interests of our management will not conflict with the interests of other shareholders in the future.

Our management is able to exercise significant influence over all matters requiring shareholder approval, including the ability to elect a majority of the board of directors and to approve or prevent us from taking significant corporate actions requiring director and shareholder approval.  Our executive officers, directors and affiliates currently own, in the aggregate, approximately 15,128,996 of our outstanding common stock.  Following this offering, assuming it is fully subscribed, our executive officers, directors and their affiliates will beneficially own, in the aggregate, approximately 65.2% of our outstanding common stock.  If the offering is not fully subscribed, the percentage ownership of shares by our officers, directors and their affiliates will be greater than 65.2%.  The shares controlled by management could prevent us from entering into transactions that could be beneficial to other shareholders because interests of management could conflict with the interests of other shareholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the 200,000 shares being offering by the selling shareholders.   If we sell the maximum of 1,000,000 shares we are offering, we will receive proceeds of $3,000,000 before deduction of costs associated with this offering.  The following table provides information regarding our intended allocation of the net proceeds of this offering assuming various percentages of the total shares we are offering are sold.

	100% of offering	75% of offering	50% of offering	25% of offering	10% of offering
Offering Expenses	300,000 (10%)	225,000 (10%)	150,000 (10%)	75,000 (10%)	30,000 (10%)
Business Expansion (1)	300,000 (10%)	300,000 (13.3%)	300,000 (20%)	150,000 (20%)	90,000 (30%)
Administrative Expenses	300,000 (10%)	225,000 (10%)	150,000 (10%)	75,000 (10%)	45,000 (15%)
Capital Expenditures (2)	600,000 (20%)	450,000 (20%)	225,000 (15%)	112,500 (15%)	60,000 (20%)
Acquisition of Businesses (3)	900,000 (30%)	562,500 (25%)	300,000 (20%)	150,000 (20%)	0 (0%)
Working Capital	600,000 (20%)	487,500 (21.7%)	375,000 (25%)	187,500 (25%)	75,000 (25%)
Total	3,000,000	2,250,000	1,500,000	750,000	$300,000

The principal purposes of this offering are to fund the expansion of our operations and the acquisition of equipment and other assets which will improve our efficiency and cost competitiveness.  The information above represents our best estimate of our intended allocation of the proceeds from this offering; however, to the extent that any actual expenses in one or more categories are more or less than the budgeted amount(s), our allocation of the proceeds at each funding level may vary slightly.

(1) The funds allocated to business expansion are primarily intended to be used for research and development on new products and services which we will believe will encourage business expansion.  We are currently considering the possibility of business expansion into media and gaming applications

(2) The funds allocated to capital expenditures are primarily intended to be used  for the setup of a satellite teleport in Hong Kong.  The estimated expenditures include the purchase of satellite related equipment and payment of installation costs.   The extent of the setup will depend on the funds available.  To the extent we do not have sufficient funds available for complete setup of our own satellite teleport, we intend to work with our existing supplier to minimize the costs involved.

(3) The funds allocated to acquisition of businesses are primarily intended to be used to acquire the local network within one or more of the markets in which we operate. Although we have tentatively identified some potential acquisition targets, we have no current agreements or commitments with respect to any material acquisitions.  The nature and extent of the acquisitions we will consider will depend upon the amount of funding available.

DETERMINATION OF OFFERING PRICE

The offering price of $3.00 per share was determined at the sole discretion of our management. In determining the offering price we considered various factors including our current capital structure, our opinion of our business prospects and current conditions we believe will affect our business and operations.  However, we have no significant tangible assets or operating history and have not generated any significant revenues or profits to date.  As a result, our offering price does not bear any relationship to our assets, earnings, book value, cash flow, or other generally accepted criteria of value.

DILUTION

Our officers, directors and other current shareholders have acquired their shares of our common stock at a cost substantially less than $3.00 per share. As of December 31, 2004, there are 22,200,000 shares outstanding having a net tangible book value of approximately (0.01) per share. Assuming this offering is fully subscribed, of which there can be no assurance, there will then be approximately 23,200,000 shares outstanding having a net tangible book value of approximately $0.14 per share.   In that event purchasers in this offering will suffer an immediate dilution of approximately $2.86 per share which represents approximately 95.33% of the public offering price of $3.00 per share.  The amount of dilution will vary depending upon how many of the shares offered by the Company are sold.  For example, in the event this offering is only 25% subscribed, there will then be approximately 22,450,000 shares issued and outstanding having a net tangible book value of approximately $0.04 per share.  In that event purchasers in this offering will suffer an immediate dilution of approximately $2.96 per share, which represents approximately 98.66% of the public offering price of $3.00 per share. In the event this offering is only 50% subscribed, there will then be approximately 22,700,000 shares issued and outstanding having a net tangible book value of approximately $0.07 per share.  In that event, purchasers in this offering will suffer an immediate dilution of approximately $2.93 per share, which represents approximately 97.67% of the public offering price of $3.00 per share. In the event this offering is only 75% subscribed, there will then be approximately 22,950,000 shares issued and outstanding having a net tangible book value of approximately $0.10 per share.  In that event, purchasers in this offering will suffer an immediate dilution of approximately $2.90 per share, which represents approximately 96.67% of the public offering price of $3.00 per share.

PLAN OF DISTRIBUTION

         This Prospectus relates in part to shares we are offering for sale on a “self-underwritten” basis, and in part to shares being offered for resale by the selling shareholders named herein.  The plan of distribution for the shares we are offering is different than the plan of distribution for the shares being offered for resale by the selling shareholders.

Offering by Company.  We are offering a total of up to 1,000,000 shares for sale on a “self-underwritten” basis directly through Terence Yap and Edward Chan, two of our executive officers and directors named herein who will not receive any commissions or other remuneration of any kind for selling shares in this offering, except for the reimbursement of actual out-of-pocket expenses incurred in connection with the sale of the common stock. This portion of the offering will terminate upon the earlier to occur of (i) the second anniversary of the date of this Prospectus, (ii) the date on which all 1,000,000 shares registered hereunder have been sold, or (iii) the date on which we elect to terminate this offering.

This fact that the offering is self-underwritten means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this prospectus. We will sell shares on a continuous basis. We reasonably expect the amount of securities registered pursuant to this offering to be offered and sold within two years from this initial effective date of this registration. This offering does not pertain to an at-the-market offering of equity securities of the Company.  We may offer the shares through brokers or sales agents, who may receive compensation in the form of commissions or fees. Although we have not yet done so, we anticipate that we may seek to enter into agreements with various brokers and sales agents to assist us in identifying and contacting potential investors. Under these agreements, we anticipate that we would generally agree to pay fees or commissions based on a percentage (not exceeding 10%) of the aggregate purchase price of shares sold by such brokers or sales agents or that we sell to investors identified and contacted by these sales agents. These agreements may, in some cases, provide that we reimburse these sales agents for out-of-pocket expenses incurred in connection with their engagement. Any broker, dealer or sales agent that participates in the distribution of shares may be deemed to be an underwriter, and any profits on the sale of the shares by any such broker, dealer or sales agent, and any commissions and fees received by such broker, dealer or sales agents may be deemed to be underwriting compensation under the Securities Act. In addition, to comply with the securities laws of certain jurisdictions, the shares may be required to be offered and sold only through registered or licensed brokers or dealers. If such registered or licensed brokers or dealers are engaged, the total commission and fees paid to such brokers and dealers in connection with the sale of shares will not exceed 10% of the selling price of the shares. In the event we enter into an underwriting agreement or agreements with broker-dealers and sales agents at any time after the effective date of this registration statement, we will be required to file a post-effective amendment to the registration statement to identify the underwriter, update the disclosure regarding the plan of distribution, file the underwriting agreement as an exhibit, and update all other applicable sections of the registration statement.

Resales by Selling Stockholders.   The plan of distribution for the shares being offered for sale by the selling stockholders is that they may sell their shares of common stock either directly or through a broker-dealer in one or more of the following kinds of transactions: (i) transactions in the over-the-counter market; (ii) transactions on a stock exchange that lists our common stock; or (iii) transactions negotiated between selling stockholders and purchasers, or otherwise.

Broker-dealers may charge commissions to both selling stockholders selling common stock and purchasers buying shares sold by a selling stockholder. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling stockholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. In addition to any other applicable laws or regulations, selling stockholders must comply with regulations relating to distributions by selling stockholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling stockholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus.

Some states may require that registration, exemption from registration or notification requirements be met before selling stockholders may sell their common stock. Some states may also require selling stockholders to sell their common stock only through broker-dealers.

We will not receive any proceeds from the sale of the shares by the selling stockholders pursuant to this prospectus.  We have agreed to include the shares of the selling shareholders in the registration statement we are filing to offer shares for sale on our own behalf and have agreed to bear the expenses (other than broker's commissions and similar charges) of the registration of the shares on behalf of the selling shareholders.  We estimate that we will incur legal and accounting fees of approximately $25,000 in conjunction with the preparation and filing of this registration statement.

The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such Rule. Offers or sales of the shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder.

SELLING SECURITY HOLDERS

This Prospectus relates to the offer and sale of 200,000 shares of our common stock by the selling stockholders identified in this Prospectus at a price of $3.00 per share.  The selling stockholders will determine when they will sell their shares. The following table sets forth information concerning the selling security holders including, (i) the number of shares owned by each selling security holder prior to this offering; (ii) the total number of shares that are to be offered for each selling security holder; (iii) the total number of shares of common stock that will be owned by each selling security holder upon completion of the offering, and (iv) the percentage of common stock that will be owned by each selling security holder upon completion of the offering if all of the offered shares are sold by the selling security holders and the company.

	Shares owned prior to this offering	Shares to be offered pursuant to this offering	Total number of shares that will be owned upon completion of the offering	Percentage owned by each selling security holder upon completion of the offering
Joseph Dowling	50,000	50,000	0	0
Robbin J. Olson	25,000	25,000	0	0
Steve Bushansky	8,000	3,000	5,000.02%
Joseph Pioppi	2,000	2,000	0	0
Shelley Bennett	17,000	10,000	7,000	0.03%
John Pioppi	6,000	4,000	2,000	nil
Cosmo Palmieri	4,000	4,000	0	0
Frank Pioppi	2,000	2,000	0	0
Over-C Business Solutions Ltd.	100,000	100,000	0	0%
Total	214,000	200,000	14,000	0.6%

LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings, and no such proceedings are known to be contemplated.   None of our directors, officers or affiliates, and no owner of record or beneficial owner of more than five percent (5%) of our securities, or any associate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in reference to pending litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

    Directors and Officers

The directors and executive officers currently serving the Company are as follows:

Name	Age	Position
Terence Yap Wing Khai	33	President, CEO and Director
Edward Chan Chi Fai	39	COO and Director
Eppie Wong Yuk Ping	33	CFO and Director
Michael Yap Chee Keong	64	Director
Leslie Terh Chiew Kim	63	Director
David Ho	52	Director
Paul Y.L. Tong	63	Director

Our executive officers are elected annually by the Board of Directors. The directors serve one year terms or until their successors are elected. The directors named herein will serve until the next annual meeting of shareholders following the date of this Prospectus, or until their successors have been appointed.   There is no arrangement or understanding between any of the directors or officers of the Company and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current directors to the Company’s board.   There are also no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of the Company’s affairs.  Terence Yap and Eppie Wong are married, and Michael Yap is the father of Terence Yap.  Other than our executive officers, we currently have no other significant employees.

We have not had standing audit, nominating or compensation committees of the Board of Directors or committees performing similar functions. All such applicable functions have been performed by the Board of Directors as a whole. We anticipate establishing such committees in the near future. During the fiscal year ended December 31, 2004, the Board of Directors has held 3 formal meetings, and has taken action 3 times by unanimous written consent.

Biographical Information

Terence Yap.  Mr. Yap is President, CEO and a Director of the Company.  He has been affiliated with the Company and its affiliated entities since January 2002, when he co-founded Digital Network Alliance (HK) Ltd.  From April, 2000, to December, 2002, he was the Director of Business Development for Skyhub Asia Co., Ltd., where he was responsible for the development of partnerships and alliances with various partners in Hong Kong and within the region.  From June, 1999 to April, 2000, he was Business Development Manager of MCI WorldCom Asia Pacific, Ltd., where he was part of the business development team in the Asia Pacific region and was involved in mergers and acquisitions of licensed telecommunications companies, building of physical points of presence and negotiations with incumbent telecommunications operators.  From June, 1998, to June, 1999, he was distribution manager for Tele Media International H.K. Ltd (TMI), where he was responsible for distribution and sale of the company’s products and services within various countries in the Asia Pacific region.  From January 1996, to June 1998, he was employed by Hutchison Corporate Access (HK) Ltd., and Hutchison Corporate Access Pte. Ltd (HCA), first as senior market development executive and later as business development manager.   From June, 1995, to January, 1996, he was employed by Pacific Century Corporate Access Pte. Ltd., as a project engineer.  He is the spouse of Eppie Wong, who is the CFO and a Director of the Company.  He has a B.Bus degree from Swinburne University of Technology, Australia and an MBA from The Chinese University of Hong Kong.

Edward Chan.  Mr. Chan is Chief Operating Officer and a Director of the Company.  He has been affiliated with the Company and its affiliated entities since January 2002, when he co-founded Digital Network Alliance (HK) Ltd. From April 2000 to December 2001, he was a director and chief operating officer of Skyhub Asia Co Ltd., which was engaged in satellite network and data network design and project management.   From July 1996, to April 2000, he was marketing manager of Hutchison Corporate Access (HK) Ltd.

Eppie Wong.  Ms. Wong is Chief Financial Officer and a Director of the Company.  She has been financial controller of the Company and its affiliated entities since January 2002.    From September, 1999, to February, 2001, she was assistant manager and projects administrator for New World China Enterprises Projects Limited (Hong Kong), where she was the China investment project manager.  She supervised a team which was responsible for performing due diligence on potential investment projects in China and was involved in the negotiation and business planning phases of the projects.   From August 1997, to September 1999, she was employed by Deloitte Touche Tohmatsu (Hong Kong).  From August, 1997, to January, 1998, she was a staff accountant working within a group performing audit services for client, and from   January, 1998, to September, 1999, she was a semi-senior accountant and with responsibility for planning for several medium to large audit engagements and for various aspects of the audit process, and was also involved in the planning and execution of customer tax plans. From April 1996, to June 1997, she was an audit assistant with Teo Fong & Wong CPA (Singapore), and from January 1995, to February 1996, she as an audit trainee with S.W. Wu & Co CPA’s (Hong Kong).  In June 1997, she became a provisional member of the Institute of Certified Public Accountants of Singapore. In June 1998, she was admitted to the status of Certified Practising Accountant of the CPA’s of Australia (CPA Australia), and in January 1999, she became a member of the Hong Kong Institute of Certified Public Accountants (HKICPA).  She has a B.Bus degree from Swinburne University of Technology, Australia. She is the spouse of Terence Yap.

Michael Yap.  Mr. Yap is a director of the Company.  He is one of the founding shareholders of Digital Network Alliance (Singapore) Pte Ltd.  Mr. Yap is a professional engineer and a chartered chemist by training.  Prior to his retirement in 2000, he held appointments as a chief executive of a Japanese Multinational Company for the Asia Pacific region in Singapore, a chief executive of a property development company in Hong Kong, and appointments in various senior positions in the Singapore government and its government linked companies.  He is the father of Terence Yap.

Leslie Terh Chiew Kim.  Mr. Terh is a director of the Company and is retired as a business executive and as a military officer (Lt-Col, retired).  From 1981 to 1985 he was Assistant Sales Manager in Southeast Asia for Radio Holland BV, a Dutch Multinational company which is part of the NedLloyd Group.  From 1988 to 1995 he was General Manager in Southeast Asia for Racal Electronics, a British Multinational company, and from 1995 to 1997, he was General Manager and Director of Projects for Asia Pacific Telecommunications Corporation, a Canadian Multinational company.  From 1963 to 1980 he was an active duty military officer in Singapore, where his appointments included serving as Commanding Officer of the School of Signal, Commanding Officer of the 1st Signal Battalion, Dy Chief of Signals, Head of Mindef Combined Arms and Joint Doctrine team and Chief Instructor, Singapore Command and Staff College.  From 1980 to 1992 he was in the military reserves during which time his appointments included serving as Infantry Brigade Commander of the 6th Division and Division Support Command Commander of the 9th Division. Mr. Terh trained in a number of military academies, including the Federation Military College in Sungei Besi, Selangor, Malaysia, the British Royal Signals School in Yorkshire, UK, the School of Advanced Training for Officers (SAFTI), the Advanced Signal Officers Course, US Army Signal School, Fort Monmouth, New Jersey, and the Singapore Command and Staff College.

David Ho.   Mr. Ho is a director of the Company.  He is the founder of Caltex South China Investments Limited, a petroleum company, and since 1982, has been its Executive Vice Chairman.  Through a private venture capital fund he also has interests in various other Asia Pacific and European companies with interests in manufacturing, leisure, media, construction, meat processing and real estate.  Mr. Ho has a B Sc. Mining Engineer degree from the University of Newcastle Upon-Tyne, England.

Paul Y.L. Tong.  Dr. Tong is a director of the Company.  Since 2001, he has served as a director for several companies including serving as non-executive director of Global China Group Holdings Ltd., a Hong Kong investment holding company, executive director of Hip Hing Constructions Co. Ltd, executive director of Lifestyle International Holdings Limited, Chairman (Asia Pacific) of Parsons Brinckerhoff International, Pte Ltd., Singapore, an international engineering consultant, and Senior Consultant to New World China Land Ltd, a Chinese property development and investment company based in Hong Kong.  From 1998 to 2001, Dr. Tong was an executive director of Lai Sun Development of Hong Kong, as well as Vice Chairman of Lai Fung Holdings Ltd.  From 1995 to 1998, Dr. Tong was CEO of Pacific Century Regional Developments Ltd., a Singapore property, infrastructure and life insurance company.  He has BSc and MSc degrees from Hong Kong University, and a PhD from the University of Manchester.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this registration statement, the  stock ownership of each executive officer and director of the Company, of all executive officers and directors of the Company, as a group, and of each person known by the Company  to be a beneficial owner of 5% or more of its Common Stock.  Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power as to such shares.  No person listed below has any options, warrant or other right to acquire additional securities of the Company except as may be otherwise noted.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Terence Yap (1) 1/F Xiu Ping Commercial Building 104 Jervois Street Sheung Wan Hong Kong	5,741,468 (2)	25.86%
Edward Chan (1) Flat E, 40/F, Block 8 Riviera Garden Tsuen Wan, N.T. Hong Kong	2,152,924	9.70%
Eppie Wong (1) 1/F Xiu Ping Commercial Building 104 Jervois Street Sheung Wan Hong Kong	5,389,051 (3)	24.28%
Michael Yap (1) 1/F Xiu Ping Commercial Building 104 Jervois Street Sheung Wan Hong Kong	1,845,553	8.31%
Strong Win Limited, a BVI corporation 1/F Xiu Ping Commercial Building 104 Jervois Street Sheung Wan Hong Kong	7,177,088	32.33%
Leslie Terh Chiew Kim (1) 1 Marine Vista, #15-81 Neptune Court S449025 Singapore	0	0%
David Ho (1) Unit 1605-1616, 16/F The Metropolis, Tower 10 Metropolis Drive, Hong Hum Kowloon, Hong Kong	0	0%
Paul Y.L. Tong (1) 29/F, New World Tower 16-18 Queen’s Road Central Hong Kong	0	0%

All officers and directors as a group (7 in number)	15,128,996	68.15%

(1) The person named is an officer, director, or both.

(2) Includes 3,588,544 shares owned by Strong Win Limited, a British Virgin Islands corporation, of which Mr. Yap, who is a 50% owner of Strong Win Limited, may be deemed to be the beneficial owner.

(3) Includes 3,588,544 shares owned by Strong Win Limited, a British Virgin Islands corporation, of which Ms. Wong, who is a 50% owner of Strong Win Limited, may be deemed to be the beneficial owner.

(4) Includes 7,177,088 shares owned by Strong Win Limited. Strong Win Limited is 50% owned by Terence Yap and 50% owned by Eppie Wong, who are married.  For purposes of this table, each of them has been deemed to be the beneficial owner of 50% of the shares owned by Strong Win Limited.

EXECUTIVE COMPENSATION

         The following table provides summary information concerning compensation awarded to, earned by, or paid to any of our officers and directors for all services rendered to the Company in all capacities for the fiscal years ended December 31, 2003.

Name and Principal Position	Year	Salary	Other Compensation
Terence Yap, CEO	2002	$64,800	-0-
	2003	$64,800	-0-
Edward Chan, COO	2002	$69,600	-0-
	2003	$69,600	-0-
Eppie Wong, CFO	2002	$27,600	-0-
	2003	$27,600	-0-

Indemnification of Officers and Directors

As permitted by Delaware law, the Company's Articles of Incorporation provide that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Exclusion of Liability

The Company's Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for authorizing the unlawful payment of a dividend on the Company’s common stock or the unlawful purchase of its common stock.

DESCRIPTION OF SECURITIES

Common Stock.  The Company’s authorized capital stock currently consists of 200,000,000 shares of $0.001 par value Common Stock, of which 22,200,000 shares are currently issued and outstanding.

Voting Rights.  Each outstanding share of the Common Stock is entitled to one vote in person or by proxy in all matters that may be voted upon by shareholders of the Company, except that in the election of Directors, cumulative voting is permitted..

Preemptive Rights. The holders of the Common Stock have no preemptive or other preferential rights to purchase additional shares of any class of the Company's capital stock in subsequent stock offerings.

Liquidation Rights.  In the event of the liquidation or dissolution of the Company, the holders of the Common Stock are entitled to receive, on a pro rata basis, all assets of the Company remaining after the satisfaction of all liabilities.

Conversion and Redemption.  The shares of the Company’s Common Stock have no conversion rights and are not subject to redemption. All of the issued and outstanding shares of the Company’s Common Stock  are, and the unissued shares in this offering, when sold and paid for, will be duly authorized,  fully  paid, non-assessable and validly issued.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any part of its subsidiaries. Nor was any such person connected with the registrant or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s Articles of Incorporation and Bylaws do not include provisions requiring the Company to provide indemnification for officers, directors, and other persons.  However, under the terms of Delaware General Corporation Law, the Company has the power to indemnify any person who is or was a party to any proceeding by reason of the fact that he or she is or was serving as an officer, director, employee or agent of the Company.  The Company may not provide such indemnification unless the person seeking it acted in good faith, and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be     permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All of the current officers and directors acquired their shares in the Company at cost substantially less than the offering price of $3.00 per share, and each of them may be considered to be a promoter of the Company.

In July, 2004, Strong Win Limited, a BVI corporation, purchased 6,076,116 shares of the Company’s common stock for purchase price of $50,000, or approximately $0.008 per share.  Terence Yap and Eppie Wong are the beneficial owners of Strong Win Limited, and as a result of this transaction, acquired beneficial ownership 6,076,116 shares of the Company’s common stock at the price of approximately $0.008 per share.

Terence Yap and Edward Chan formed Digital Singapore and Digital Hong Kong in October and November 2001, respectively, and acquired shares in those entities.   In June, 2004, they formed Digital BVI to serve as a holding company and transferred their shares in Digital Singapore and Digital Hong Kong to that entity.  Eppie Wong and Michael Yap also acquired shares in Digital BVI at a cost of approximately $1.00 per share.  As a result of these transactions, each of the Company’s officers and directors acquired their shares in Digital BVI at a cost of approximately $1.00 per share.  In the share exchange transaction between the Company and Digital BVI completed in August, 2004, they exchanged their shares in Digital BVI for a total of 13,248,760 shares in the Company (based on an exchange ration of approximately 1,324.9:1) As a result, each of the Company’s current officers and directors acquired a portion of their shares in the Company at a cost of approximately $0.001 per share.

During the fiscal year ended December 31, 2003, the Company wrote off and charged to bad debt expense a total of $45,305, which was a balance due from another corporation in which the Company’s directors have a controlling interest.   The amount written off was non-trade in nature, unsecured and interest free and was repayable on demand.

As of September 30, 2004, the Company has an unsecured loan of $6,355 due to a shareholder.  The loan is interest free and repayable on demand.   As of December 31, 2003, the unsecured loan due to a shareholder was $26,705. During the nine months ended September 30, 2004, the Company made payments of $20,350 on the shareholder loan.

As of September 30, 2004, the Company has a related party payable of $34,092 payable to a corporation in which the Company’s Directors have a controlling interest.  As of December 31, 2003, the related party payable was $17,046.  During the nine months ended September 30, 2004, the related party payable increased by $17,046.   The amount payable is related to consultation services.

DESCRIPTION OF BUSINESS

BACKGROUND

         We were incorporated under the laws of the State of Delaware on August 19, 1997, under the name of Sheffield Products, Inc. We changed our name to Digital Network Alliance International, Inc., on November 30, 2004.

We were formed as a "blind pool" or "blank check" company whose business plan was to seek to acquire a business opportunity through completion of a merger, exchange of stock, or other similar type of transaction. In furtherance of our business plan, we voluntarily elected to become subject to the periodic reporting obligations of the Securities Exchange Act of 1934 by filing a registration statement on Form 10SB.  The registration statement on Form 10SB became effective on or about November 11, 2002.

         On July 21, 2004, we had a change of control as the first step in the business acquisition process. Strong Win Limited, a British Virgin Islands corporation, purchased 6,076,116 shares, (or approximately 90%) of our then issued and outstanding shares, from 4 of our major shareholders. The 6,076,116 shares were purchased for $50,000.

         On August 13, 2004, we completed the business acquisition process by acquiring all of the issued and outstanding common stock of Digital Network Alliance Holdings (BVI), Inc., in a share exchange transaction. We issued 13,248,760 shares of our common stock in the share exchange transaction in exchange for all of the issued and outstanding stock of Digital Network Alliance Holdings (BVI) Inc.

As a result of the share exchange transaction, Digital Network Alliance Holdings (BVI) Inc., became our wholly-owned subsidiary.

         The former stockholders of Digital Network Alliance Holdings (BVI) Inc. acquired a majority of our issued and outstanding common stock as a result of completion of the share exchange transaction. Therefore, although Digital Network Alliance Holdings (BVI) Inc. became our wholly-owned subsidiary, the transaction was accounted for as a recapitalization of Digital Network Alliance Holdings (BVI) Inc., whereby it is deemed to be the accounting acquirer and is deemed to have adopted our capital structure.

 THE BUSINESS

We are in the business of providing telecommunication services to developing markets and niche segments in the Asia Pacific region.  Our services currently include satellite internet connections provided to customers in Mongolia, Pakistan, Indonesia and Bangladesh, and managed broadband services provided to commercial buildings and services apartments in Hong Kong and Singapore.

All of our business operations are carried on through the two operating subsidiaries of Digital Network Alliance Holdings (BVI) Inc.  These two entities are Digital Network Alliance (S) Pte Ltd., a Singapore corporation (“DNA Singapore”), and Digital Network Alliance (HK) Ltd., a Hong Kong corporation (“DNA Hong Kong”).

DNA Hong Kong, which was incorporated November 12, 2001, negotiates and manages our satellite uplink facilities and contracts and manages customers in Hong Kong, Mongolia, Bangladesh and Pakistan.  DNA Singapore, which was incorporated October 19, 2001, is responsible for marketing our services in Singapore, Indonesia and the rest of the southeast Asia market.

Satellite Internet Services

For purposes of providing satellite internet services, we have leased satellite capacity and teleport services from China Digital satNet Ltd.   We then repackage and resell the services as comprehensive selection of “back end” services to local service providers basis in the various countries in which we are currently operating.

The local service providers are responsible for complying with all regulatory requirements in the countries in which they operate.  This generally means that they must have both a satellite transmission license and an Internet Service Provider (ISP) license.  The local service providers are also responsible for marketing and selling our services in their local markets and for connecting customers to their network.

Our services are available for data, voice and internet applications with either one-way or two-way connectivity.  Our Simplex service is “receive only” service, meaning that only the return or downlink is via satellite.  The uplink is via terrestrial infrastructure (i.e. copper wire, fibre optic) where the customer already has an existing line.  The Simplex service increases the users downstream bandwidth, thereby helping to eliminate the most common bottleneck in operation of computer networks.  Simplex services are offered as either a dedicated or a burstable package.  Dedicated service provides a guaranteed data rate.  Burstable service provides a guaranteed data rate with the ability to draw higher data rates when available.

Our Duplex service provides two-way connectivity meaning that both the uplink and the downlink to and from the Internet backbone are via satellite, thereby permitting users to bypass direct local connections, which may be unreliable or unavailable.  The Duplex service is available as either asymmetrical (higher speed downstream than upstream) or symmetrical (the same speed upstream and downstream) service.

We have contracts with both France Telecom and MCI for worldwide connectivity.  When data comes from a customer of one of our local service providers, it is first connected to their satellite dish in the country of origin and is transmitted via satellite to our teleport in Hong Kong.  From our teleport in Hong Kong it is “routed” or connected to either France Telecom or MCI to be transmitted to its final destination.

Managed Broadband Services

Our managed broadband services focus on providing in-building managed services including internet leased line access, broadband access, wireless solutions, infrastructure build-out and management and network planning in Singapore and Hong Kong.  By focusing on “last-mile” services within the building, we avoid direct competition with incumbent telecommunication operators within the retail markets in Hong Kong and Singapore.  Instead, we install our own infrastructure within an apartment building or commercial building and lease a dedicated internet connection from the incumbent telecommunications operator and then offer our managed broadband services to residents of the apartment building or businesses located in the commercial office building.  In both Hong Kong and Singapore there are several telecommunications operators who lease dedicated external internet connections.  As a result, in providing our managed broadband services we have a variety of suppliers to choose from which helps to ensure both quality services and cost competitiveness in these markets.

CURRENT OPERATIONS

Satellite Internet Services

We are currently providing satellite network services to customers in Mongolia, Pakistan, Indonesia and Bangladesh.  The following is a brief summary of the nature and extent of our current operations in each of these countries:

Mongolia   We are currently providing satellite connectivity to France Telecommunications Long Distance which allows it to extend its Internet IP transit services to Internet Service Providers (ISPs) in Mongolia.

We are also providing domestic satellite connectivity to multi-national corporations (MNCs) located in remote regions of the country where basic telecommunications infrastructure is not available.  The satellite connectivity service enables these MNCs to communicate effectively (telephony and data communications) with the rest of the world.

Customers:

Number of Customers	Number of End Users (Approximate)
2	4 (Corporate) 2000 (Retail)

Pakistan   We are currently providing simplex downlink connectivity to ISPs, MNCs, and Government Organizations located throughout Pakistan.  This simplex downlink service provides cost effective high speed download services as an alternative to more expensive and unreliable terrestrial connectivity provided by local incumbent operators.

Customers:

Number of Customers	Number of End Users (Approximate)
25	35 (Corporate) 10,000 (Retail)

Indonesia    We are currently providing dedicated satellite internet access to MNCs located within the Jarkata Stock Exchange building which has a number of international financial institutions as tenants.  The Jakarta Stock Exchange itself is also using our services.

We are also providing satellite connectivity to MNCs and ISPs located outside the major city of Indonesia.

Customers:

Number of Customers	Number of End Users (Approximate)
7	70 (Corporate) 2000 (Retail)

Bangladesh   In partnership with local service providers, we are currently providing dedicated satellite Internet connectivity to ISPs, MNCs and governmental organizations in Bangladesh.  The satellite internet connectivity enables these customers to have access to reliable internet backbone connections for voice and data communications.

Customers:

Number of Customers	Number of End Users (Approximate)
7	3 (Corporate) 1000 (Retail)

Managed Broadband Services

We are currently providing managed broadband services to nine different locations in Singapore and Hong Kong.  The following is a brief summary of the nature and extent of our current operations in each of these areas:

Singapore    DNA Singapore holds an ISP license which enables the company to provide Internet access and value-added telecommunication services in Singapore.  We focus on “last mile” solution within  buildings.  As such, we install our own infrastructure within the building and lease a dedicated internet connection from the incumbent telecom operator.

We are currently working with StarHub Pte Ltd, the second largest telecommunications service provider in Singapore, to provide managed Internet services a commercial building with an approximate gross floor area of 312,000 sq ft..

Customers:

Number of Customers	Number of End Users (Approximate)
6	Not Applicable

Hong Kong   We are currently working with PCCW and Hutchison Telecoms to provide last mile connectivity to eight different locations in Hong Kong, including both serviced apartments and commercial business centers.

Customers:

Number of Customers	Number of End Users (Approximate)
8	100 (Retail)

CUSTOMERS AND MARKETING

We market our satellite internet connection services in developing countries within the Asia Pacific region where the telecommunications infrastructure is not fully established.  The target customers include local service providers such as internet service providers and telephony carriers as well as well as multi-national corporations and governmental organizations within the same areas.   Local service providers contract for our services and are then responsible for distributing and selling our services within their local markets.   Future marketing efforts are expected to include offering additional services such as voice transmission (Voice over IP) and content distribution to existing customers as well as seeking to expand into other developing countries within the Asia Pacific region including Nepal, Afghanistan, Iran, Iraq, South Africa and China.

We market our managed broadband services to customers in Singapore and Hong Kong where terrestrial high-speed broadband is easily available at cost effective prices.   Our target customers include hotels and serviced apartments, business centers, commercial building and industrial zones.   We lease a dedicated internet connection from an incumbent telecommunications operator and then install our own infrastructure within the building and offer terrestrial packaged access services to tenants or occupants in the building.   Future marketing efforts are expected to include offering services to additional locations in Hong Kong and Singapore as well as expanding such services to additional areas within the Asia Pacific region including China, Vietnam, Malaysia and Indonesia.

COMPETITION

We operate in a highly competitive environment and have only a small market share in each of the markets in which we currently compete.

In the market for satellite internet services competition is primarily by price, flexibility and service quality.  Our primary competitors in the markets in which we currently operate include Hawaii-Pacific Teleport,  Singapore Telecommunications and Ipstar Co, Ltd, a company which is based in Thailand.  Our ability to compete in this market has the been the result of several factors including (i) higher efficiency and lower costs resulting from our relatively smaller operating size which has allowed us to respond quickly to changing market conditions, (ii) effective working relationships with suppliers which has allowed us to provide flexible and customized solutions to customers such as packaged equipment financing, shorter term contracts and credit relaxation to long-term customers, (iii) extensive local market understanding provided by our management team and (iv) excess satellite capacity providing us with flexibility to select satellites which provide the most cost effective and efficient solutions.

In the market for managed broadband services, competition is primarily by quality and customization of services.  Our primary competitors in the markets in which we currently operate include i-Cable, a Hong Kong based company and Singapore Telecommunications.  Our ability to compete in this market has been the result of several factors including (i) higher efficiency and lower costs resulting from our relatively smaller operating size which has allowed us to respond quickly to changing market conditions, (ii) the ability to offer flexible services such as short term usage plans (1 day, 3 days, 7 days and 1 month) as a result of our management of last mile connectivity, (iii) our smaller operating size which has allowed us to provide dedicated and efficient customer support services, and (iv) controlling of bandwidth costs and margins as a result of our management of last mile connections within the building.

EMPLOYEES

We currently have a total of 7 full-time employees.  In the 12 months following completion of this offering, we intend to add 5 or more additional employees to work in sales and marketing, engineering and customer support.

PROPERTY AND FACILITIES

We currently lease our office facilities in Hong Kong under a lease which is renewable annually.  The office space consists of a total of approximately 800 square feet for which the current monthly rental rate is $850.

We currently lease both satellite capacities and teleport services from China Digital satNet Ltd (“CSN”).  Under the terms of our lease agreement with CSN, they provide the necessary satellite capacity in Sino Sat 1A.  The satellite capacity requirement depends on our actual business needs.  CSN also provides all equipment used in the provision of services including earth stations, modems, redundancy equipment, power supply and generator units, cabling and other related hardware and software, as well as continuous maintenance and hotline support services.   In the event we have sufficient funds available from completion of this offering, we intend to acquire or build our own teleport in Hong Kong.  We are currently the largest user of the China Digital satNet Ltd. Hong Kong teleport facility.   In the event we do not have sufficient funds available to acquire or build our own teleport, we intend to seek to enter into an agreement with China Digital satNet Ltd. to manage the operation of its Hong Kong teleport.

REPORTS TO SECURITY HOLDERS

We are subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, accordingly file reports, information statements or other information with the Securities and Exchange Commission, including quarterly reports on Form 10-QSB, annual reports on Form 10-KSB, reports of current events on Form 8-K, and proxy or information statements with respect to shareholder meetings.  Although we may not be obligated to deliver an annual report to our shareholders, we intend to voluntarily send such a report, including audited financial statements, to our shareholders each year. This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission in accordance with its rules and regulations. The public may read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, NW, Washington, D.C.

20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

DISCLAIMER REGARDING FORWARD LOOKING STATEMENTS

Certain statements in this prospectus which are not statements of historical fact are what are known as "forward-looking statements," which are basically statements about the future. For that reason, these statements involve risk and uncertainty since no one can accurately predict the future. Words such as "plans," "intends," "hopes," "seeks," "anticipates," "expects, "and the like, often identify such forward looking statements, but are not the only indication that a statement is a forward-looking statement. Such forward-looking statements include statements concerning our plans and objectives with respect to our present and future operations, and statements which express or imply that such present and future operations will or may produce revenues, income or profits. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading "Risk Factors" beginning on page 7. These and other factors may cause our actual results to differ materially from any forward- looking statement.  We caution you not to place undue reliance on these forward-looking statements.  Although we base these forward-looking statements on our expectations, assumptions, and projections about future events, actual events and results may differ materially, and our expectations, assumptions, and projections may prove to be inaccurate. The forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.

PLAN OF OPERATIONS

Our overall objective is to build a comprehensive telecommunications network which delivers cost-effective services to our customers within the Asia Pacific region, and beyond.  This is a long-term objective, involving many elements, and there is no assurance that it can be achieved.  Our ability to do so will be dependent upon a number of factors including, but not limited to, our ability to achieve and maintain strategic partnerships and alliances with various local partners and suppliers, our ability to achieve profitable operations and the availability of necessary working capital.

Our plan of operations for 2005 and for the twelve months following completion of this offering includes both expansion and improvement of our existing operations as well as commencement of new operations.  Both the extent to which we are able to implement this plan of operations and the timing of its implementation, will be dependent to a large extent on the availability of working capital either from this offering, or from other sources.  Since there is no assurance that this offering will be successful, or that working capital will be available to us from other sources, there is also no assurance regarding the extent to which we will be able to implement our plan of operations within the foreseeable future.

Our plan of operations includes the following elements:

Market Expansion.   Within existing markets, we intend to work closely with existing partners and customers to expand our market shares.

Indonesia has a population of approximately 220 million and is the largest economy in Southeast Asia.  In Indonesia, we plan to seek to seek to obtain contracts to provide our managed broadband services to hotels and serviced apartments in Jakarta during the second quarter of the current fiscal year.  The estimated budget for this project is approximately $50,000.  We also intend to seek expand our satellite internet services beyond the city of Jakarta to other cities in Indonesia where reliable telecommunications infrastructure is not currently available.  This is projected to occur within the third quarter of the current fiscal year at an estimated cost of approximately $100,000.

Bangladesh has a population of more than 100 million, but has achieved a very low telephone penetration rate (estimated at only approximately 1%).  In Bangladesh, we are working with our existing partner to extend satellite services, including data communication, Internet access and voice services beyond the city of Dhaka to other key cities such as Cittigong and Sylet.  We have budgeted approximately $50,000 for work on this build-out of infrastructure and currently project that the project will be completed within the third quarter of the current fiscal year.

The only service we currently provide in Pakistan is satellite internet access.  We intend to seek to expand the services we provide in Pakistan, and are currently investigating the market for providing media broadcast opportunities and other communications related services in Pakistan.  We intend to establish a local office in Pakistan during the first quarter of the current fiscal year and have budgeted approximately $15,000 for this purpose.

We do not currently conduct any operations in Malaysia, but are investigating the possibility of expanding our managed broadband services into this market.  We believe the Malaysian market may have potential because the broadband penetration rate lags behind other more developed markets in the region such as Singapore, Hong Kong, Japan and Korea. We are currently in discussions with several property developers and hotels regarding potential agreements to provide professional managed broadband services to the Malaysian market and intend to seek to commence such operations within the second quarter of the fiscal year.  We have established a budget of approximately $50,000 for expansion into this market.

In addition to the specific activities described above, during 2005 and in the twelve months following completion of this offering, we also intend to consider expansion of both our satellite internet services and managed broadband services into other countries in the Asia Pacific region, including China.

Service Portfolio Expansion.   In addition to efforts to increase the number of customers we serve, we also intend to expand our operations by offering additional services to our existing customers.   The additional services currently being considered include primarily voice transmission (generally referred to as Voice over IP) and content distribution.

We are currently providing voice transmission exchange services on a small scale in Hong Kong, and plan to expand such services in our existing markets.    In order to improve our efficiency in handling voice transmission and termination services within the region, we intend to implement a new voice soft switch exchange within the second quarter of the fiscal year.  This will generally involve purchasing additional hardware and software which will convert voice signals to IP (Internet Protocol) for transmission over our satellite network for which we have established a budget of approximately $50,000.

We are currently working with partners in the region to implement a plan to provide TV channel rebroadcast services between the Asia Pacific region and the Middle East, and are working with a game show producer to implement a plan to distribute its programs in the region.  Additional products which are currently in development include an online gaming platform and an online financial trading platform for Hong Kong and the Greater China region.  We have established a budget of approximately $150,000 for the setup of a media exchange hub, and currently intend to complete this project within the third quarter of the fiscal year.

Business Acquisitions.    In order to improve the efficiency of our operations and

enhance our strategic position, we intend to actively seek to acquire one or more existing businesses.   Target companies and businesses include local service providers either in our existing markets or in new markets, content providers, teleport operators and existing satellite service providers.  Although we have tentatively identified some potential acquisition targets, we have no current agreements or commitments with respect to any material acquisitions, and do not intend to initiate any business acquisition activities until the second or third quarter of the fiscal year.  We have allocated up to $900,000 out of the proceeds of this offering for business acquisitions, but the nature and extent of the acquisitions we will consider will depend upon the amount of funding available.

A portion of the proceeds of this offering has been allocated to the purchase or construction of a teleport in Hong Kong.  We have budgeted approximately $350,000 for this purpose, and currently intend to complete the set up of a teleport within the third quarter of the fiscal year.   In addition, we are currently in discussions with China Digital satNet Ltd., to fully outsource the management of its Hong Kong teleport and data center to us   We are currently the biggest customer of the Hong Kong teleport, and outsourcing of its management to us would give us greater control of the facility and improve the efficiency of our operations.

RESULTS OF OPERATIONS

Net sales for the three months ending September 30, 2004 were $309,049 compared to Net Sales of $221,079 during the same period in 2003.  This increase of $87,970 or approximately 40% was the result of greater sales due to the slight rebound in the satellite communications industry.  The net sales for the nine months ending Sep 30, 2004 were $893,597 compared to net sales of $706,441 through Sept 30, 2003, which reflects an increase of $187,156 or approximately 26% due to a general rebound in the satellite communications industry period.

Gross profit increased slightly from a loss of $10,434 in the quarter ending Sept 30, 2003 to $58,732 in the quarter ending Sept 30, 2004.   For the nine months ending Sept 30, 2004, gross profit was $182,328 compared to gross profit of $115,013.  The increase of $67,315 or 59% was the result of receiving orders that provided a higher gross margin.

Cost of goods sold for three months ended Sept 30, 2004 was $250,317 compared to $231,513, the increase of $18,804 or 8% was the result of the increase in sales.  The cost of goods sold for nine months ended Sept 30, 2004 was $711,269 compared to $591,428 or an increase of $119,841 or 20%.

The gross margin percentage increased 23% from a loss in September 2003.  The increase in gross margin reflects a stronger economy and the company  ability to obtain higher gross margin orders as the telecommunications industry rebounds.

Net loss before tax for the three months ending Sept 30, 2004 was $(6,488) compared to net loss before tax of $(69,061) in Sept 30, 2003.  The decline in pre-tax loss of $62,573 or 90% was due to the company  continual prudent cost control policies and the increase in the company’s gross margins.

Net income before tax for the nine months ending Sept 30, 2004 was $(19,171)

compared to $(65,488) through Sept 30, 2003.  This loss reduction of $46,317 was due to an increasing business as well as receiving higher margin contracts during the period.

General and administration expenses for the three months ended Sept 30, 2004 totaled $65,479, compared to $59,524.  The increase of $5,955 or 10% was due to the increase in personnel costs.  For nine months ending Sept 30, 2004 general and administrative expenses were $204,011 compared to $188,496 for the same period in 2003.  The increase of $15,515 or 8% was due to increase in personnel and compensation expense.

LIQUIDITY AND CAPITAL RESOURCES

For the period ended Sept 30, 2004, the Company  balance sheet reflects current assets of $162,338 and total assets of $207,140, and total current liabilities of $253,240, of which $40,447 is in the form of a shareholder loan and related party payable.

The Company is in the process of raising additional capital through the sale of securities to fund further expansion in the region.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is no established market for our shares. Our stock is not yet quoted on the OTC Bulletin Board or on any other public market and we have not applied for listing or quotation on any public market.

We currently have a total of 22,200,000 shares outstanding, all of which constitute "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933.  A total of 675,124 of our presently issued and outstanding shares consist of shares held by persons who were shareholders of Sheffield Products, Inc., prior to the change of control on July 21, 2004 and prior to completion of the share exchange transaction with Digital BVI.   These shares may currently be eligible for resale in accordance with the provisions of Rule 144 by virtue of having been held for the required minimum holding period of one year.  However, a recent SEC interpretation indicated that, in certain circumstances, Rule 144 is not available for resales of shares which were originally issued to promoters or affiliates of blank check companies.   To this extent the holders of these shares may not rely on Rule 144 to make resales, such shares may be offered and sold only pursuant to an effective registration statement.

TRANSFER AGENT

The Company’s transfer agent is Manhattan Transfer Registrar Company, 57 Eastwood Road, Miller Place, NY 11764.  The phone number is (631) 585-7341.

AVAILABLE INFORMATION

We are subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, we file reports, information statements or other information with the Securities and Exchange Commission. This prospectus is part of a Registration Statement which we filed with the Securities and Exchange Commission in accordance with its rules and regulations. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.  Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

LEGAL MATTERS

Frascona, Joiner, Goodman & Greenstein, P.C., 4750 Table Mesa Drive, Boulder, Colorado 80305, will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Child, Sullivan & Co.  have audited, as set forth in their report thereon appearing elsewhere herein, the financial statements at December 31, 2003 and December 31. 2002 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm's opinion based on their expertise in accounting and auditing.

SHEFFIELD PRODUCTS, INC.

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

CONTENTS

Consolidated balance sheets	F-3
Consolidated statements of operations	F-4
Consolidated statements of cash flows	F-5
Notes to unaudited consolidated financial statements	F-6

SHEFFIELD PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(Unaudited)	(Unaudited)
	USD	USD
ASSETS
Current assets
Cash and cash equivalents	24,357	64,523
Trade accounts receivable	120,464	92,290
Prepaid expenses and other assets	17,517	101,348
Total current assets	162,338	258,161
Plant and equipment, net	44,802	2,386
Total assets	207,140	260,547

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Trade accounts payable and accruals	155,367	198,192
Deposits	54,040	44,270
Shareholder loan payable	6,355	26,705
Related party payable	34,091	17,046
Current portion of long-term debt	3,386	4,262
Total current liabilities	253,240	290,475

Long-term debt, less current portion	4,426	6,747

Stockholders' Equity (Deficit)
Common stock - Par value $.001; authorized 200,000,000
and 10,000,000 in 2004 and 2003, respectively
20,000,000 and 6,751,240 shares issued and outstanding in
2004 and 2003, respectively	22,727	22,727
Retained earnings (Deficit)	(79,574)	(60,403)
Accumulated other comprehensive income (deficit)	6,321	1,001

Total Stockholders' Equity (Deficit)	(50,526)	(36,675)

Total Liabilities and Stockholders' Equity (Deficit)	207,140	260,547

See the accompanying notes to the unaudited consolidated financial statements

SHEFFIELD PRODUCTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	USD	USD	USD	USD

Sales revenues	309,049	221,079	893,597	706,441

Cost of goods sold	250,317	231,513	711,269	591,428

Gross profit	58,732	(10,434)	182,328	115,013

Operating expenses
Depreciation, depletion and amortization	0	-	1,823	0
General and administrative	65,479	59,524	204,011	188,496
	65,479	59,524	205,834	188,496

Operating income (loss)	(6,747)	(69,958)	(23,506)	(73,483)

Other income
Other	259	897.31	4,335	7,995
	259	897.31	4,335	7,995

Income (loss) before income tax	(6,488)	(69,061)	(19,171)	(65,488)

Provision for income taxes	-	-	-	0

Net income (loss)	(6,488)	(69,061)	(19,171)	(65,488)

Net income (loss) per common stock	(0.00032)	(0.00345)	(0.00096)	(0.00327)

Weighted average common stock outstanding	20,000,000	20,000,000	20,000,000	20,000,000

See the accompanying notes to the unaudited consolidated financial statements

SHEFFIELD PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
	2004	2003
	(Unaudited)	(Unaudited)
	USD	USD
Operating activities:

Net income (loss)	(19,171)	(65,488)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	1,823	0
Accumulated other comprehensive income (deficit)	5,320	(9,320)
Change in operating assets and liabilities
(Increase) Decrease in trade accounts receivable	(28,174)	22,870
Decrease in prepaid expenses and other assets	83,831	5,557
(Decrease) Increase in trade accounts payable and accruals	(42,825)	109,520
Increase in deposits	9,770	7,561
(Decrease) in shareholder loan payable	(20,350)	0
Increase in related party payable	17,045	0
Total adjustments	26,440	136,188

Net cash (used in)/provided by operating activities	7,269	70,700

Investing activities:

Capital expenditures, including:
Purchase of plant and equipment, net	(44,238)	(1,809)

Net cash used in investing activities	(44,238)	(1,809)

Financing activities:

Proceeds from capital injection	0	0
Repayment from long-term debt	(3,197)	(3,197)
Net cash provided by financing activities	(3,197)	(3,197)

Net change in cash and cash equivalents	(40,166)	65,694

Cash and cash equivalents, beginning of period	64,523	3,918

Cash and cash equivalent, end of period	24,357	69,612

See the accompanying notes to the unaudited consolidated financial statements

SHEFFIELD PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.

        BASES OF PRESENTATION

(i)

The accompanying consolidated financial statements of Sheffield Products, Inc. (“SHEFFIELD”) and its subsidiaries (the “Group”) have been prepared in accordance with generally accepted accounting principles generally accepted in the United States of America for interim consolidated financial information. Accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements.

In the opinion of the management of SHEFFIELD, all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the operating results for the three months and nine months ended September 30, 2004 have been made.  Results for the quarter and interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year.

(ii)

On August 13, 2004, Sheffield Products, Inc. (“SHEFFIELD”) entered a share exchange agreement with the stakeholders of Digital Network Alliance Holdings (BVI) Inc., (“DNA”), a British Virgin Islands corporation. In the Exchange, Sheffield acquired all of the issued and outstanding common stock of DNA in exchange for the issuance of 13,248,760 shares of its common stock.

The Exchange resulted in a change of control of SHEFFIELD. Upon completion of the Exchange and the related share issuances, SHEFFIELD has a total of 20,000,000 shares issued and outstanding, of which 13,248,760 or approximately 66.24% are owned by the former stakeholders of DNA.  As the Exchange resulted in the former stakeholders of DNA owning greater than 50% of the common shares of SHEFFIELD, the Exchange has been treated as a reverse merger with DNA as the accounting acquirer (legal subsidiary) and SHEFFIELD as the accounting acquiree (legal parent).

SHEFFIELD PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Accordingly, the purchase method under reverse merger accounting has been applied except that no goodwill is recorded on the unaudited consolidated balance sheet.  It means that: -

(a)

The unaudited consolidated financial statements of the combined entity are issued under the name of the legal parent, SHEFFIELD, but a continuation of the combined financial statements of DNA.

(b)

DNA is deemed to be the acquirer for accounting purposes and as such, its assets and liabilities are included in the unaudited consolidated financial statements of the combined entity at their historical carrying values.

(c)

The common stock and accumulated deficit of SHEFFIELD up to the date of the Exchange are eliminated.

(d)

The capital structure of the consolidated entity is that of SHEFFIELD, but the dollar amount of the issued share capital in the unaudited consolidated balance sheet is that of DNA immediately prior to the Exchange plus the value of shares issued by SHEFFIELD to acquire DNA and to compensate the service providers.

(e)

The value of shares issued by SHEFFIELD is determined to be their par value as SHEFFIELD had net liabilities at the date of the Exchange.

(f)

The par value of SHEFFIELD common stock and the net liabilities of SHEFFIELD at the date of the Exchange are written off to the unaudited consolidated statement of operations.

SHEFFIELD PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2.

DESCRIPTION OF BUSINESS

Digital Network Alliance is established in Singapore with limited liability. Digital Network Alliance is an independent company and the subsidiaries are principally engaged in providing satellite and broadband internet and voice termination services.

The registered capital of Digital Network Alliance at the date of establishment was US$22,727.

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant inter-company balances and transactions are eliminated in consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant estimates required to be made by management include the recoverability of long-lived assets and recognition of revenue under long-term contracts.  Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include all demand deposits and interest bearing securities with original maturities of three months or less.

SHEFFIELD PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Properties and equipment

Property, including support equipment, and equipment are recorded at historical cost. Depreciation of property and equipment, after considering estimated residual salvage values, is provided over the estimated useful lives of four to ten years using the straight-line method. Major renewals and betterments are recorded as additions to the property and equipment accounts. Repairs that do not improve or extend the useful lives of assets are expensed.

Foreign currency translation and transactions

Digital Network Alliance uses Singapore dollars (“S$”) and Hong Kong dollars (“HK$”) as the functional currency which are freely convertible into foreign currencies, as the functional currencies. Transactions denominated in currencies are translated at the applicable rates of exchange prevailing at the dates of the transactions. Monetary assets and liabilities denominated in other currencies are translated into S$ and HK$ at rates of exchange prevailing at the balance sheet date. Exchange gains or losses arising from changes in exchange rates subsequent to the transactions dates for monetary assets and liabilities denominated in other currencies are included in the determination of net income for the respective period.

For financial reporting purposes, S$ and HK$ have been translated into United States dollars (“US$”) as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at period end. Income statement accounts are translated at the average rate of exchange prevailing during the period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income – foreign currency translation adjustments’. Gains and losses resulting from currency transactions are included in other comprehensive income (expenses). Foreign currency translation adjustment was not material.

SHEFFIELD PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Revenue recognition

Revenues represent the satellite and broadband internet and voice termination services fee received from outside customers. Services income is recognized when services are provided.

Income tax

Income tax for the year comprises current and deferred tax. Income tax is recognized in the income statement except to the extent that it relates to items recognized directly to equity, in which case it is recognized in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred taxation is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. The principal temporary differences arise from depreciation on property, plant and equipment. Taxation rates enacted or substantively enacted by the balance sheet date are used to determine deferred taxation.

Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences or the unused tax losses can be utilized.  Because temporary differences are not yet significant, no deferred taxes have been recorded.

SHEFFIELD PRODUCTS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

4.

Shareholder loan payable/Related party payable

All the amounts are interest-free, unsecured and have no fixed terms of repayment.

5.

Defined Contribution Plan

The Company operates a Mandatory Provident Fund Scheme (“ the MPF scheme”) under the Hong Kong Mandatory Provident Fund Schemes Ordinance for employees employed under the jurisdiction of the Hong Kong Employment Ordinance. The MPF scheme is a defined contribution retirement scheme administered by independent trustees. Under the MPF scheme, the employer and its employees are each required to make contributions to the scheme at 5% of the employees’ relevant income, subject to a cap of monthly relevant income of HK$20,000. Contributions to the scheme vest immediately.

6.

NET INCOME PER SHARE

The basic net income per share is calculated using the net income and the weighted average number of shares outstanding during the quarter and interim periods. The diluted net income per share is not presented as there is no dilutive effect for all periods.

Child, Sullivan & Company

A Professional Corporation of CERTIFIED PUBLIC ACCOUNTANTS

1284 W. Flint  Meadow  Dr., Suite D, Kaysville, U T 84037

PHONE: (801) 927-1337  FAX: (801) 927-1344

INDEPENDENT AUDITORS' REPORT

To The Stockholders

Sheffield Products, Inc.

We have audited the accompanying balance sheet of Sheffield Products, Inc. (a development stage enterprise) as of December 31, 2003, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Sheffield Products, Inc. (a development stage enterprise) as of and for the year ended December 31, 2002, were audited by other auditors whose report dated April 6, 2003, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sheffield Products, Inc. (a development stage enterprise) as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in the financial statements, the Company has an accumulated deficit at December 31, 2003.  The Company has suffered losses from operations and has a substantial need for working capital.  This raises substantial doubt about its ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Child, Sullivan and Company

Salt Lake City, Utah

April 2, 2004

SHEFFIELD PRODUCTS, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEET

December 31,
ASSETS	2003
Current assets:
Cash	$ -
Loans receivable	-
Total current assets	-

Total assets	$ -

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$ 250
Shareholder loan payable	6,265
Total current liabilities	6,515

Stockholders' equity (deficit):
Common stock, $.001 par value; 10,000,000 shares
authorized, 6,751,240 shares issued and outstanding	6,751
Additional paid-in capital	7,669
Deficit accumulated during the development stage	(20,935)
Total stockholders' equity (deficit)	(6,515)

Total liabilities and stockholders' equity (deficit)	$ -

See notes to financial statements.

SHEFFIELD PRODUCTS, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

August 19, 1997 (date of inception) to
December 31,	December 31,
	2003	2002	2003

Revenues	$ -	$ -	$ -

Expenses:
General and administrative	4,875	5,872	20,935

Net loss before taxes	(4,875)	(5,872)	(20,935)

Provision for income taxes	-	-	-

Net loss	$(4,875)	$(5,872)	$(20,935)

Loss per share	$ (.00)	$ (.00)

Weighted average common shares outstanding	6,751,240	6751240

 See notes to financial statements.

SHEFFIELD PRODUCTS, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

FROM AUGUST 19, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 2003

Common Stock
			Additional
			Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at August 19, 1997 (Date of Inception)	-	$ -	$ -	$ -	$ -
Common stock issued for cash	670,610	671	-	-	671
Net loss	-	-	-	(806)	(806)
Balance at December 31, 1997	670,610	671	-	(806)	(135)

Net loss	-	-	-	(105)	(105)
Balance at December 31, 1998	670,610	671	-	(911)	(240)

Common stock issued for cash	1,928,780	1929	1633	-	3,562
Net loss	-	-	-	(603)	(603)
Balance at December 31, 1999	2,599,390	2,600	1,633	(1,514)	2,719

Common stock issued for cash	146,250	146	3,429	-	3,575
Net loss	-	-	-	(5,911)	(5,911)
Balance at December 31, 2000	2,745,640	2,746	5,062	(7,425)	383

Common stock issued for cash	2,380,000	2,380	-	-	2,380
Net loss	-	-	-	(2,763)	(2,763)
Balance at December 31, 2001	5,125,640	5,126	5,062	(10,188)	-

Common stock issued for cash	1,625,600	1,625	2,607	-	4,232
Net loss	-	-	-	(5,872)	(5,872)
Balance at December 31, 2002	6,751,240	6,751	7,669	(16,060)	(1,640)

Net loss	-	-	-	(4,875)	(4,875)
Balance at December 31, 2003	6751240	$6,751	$7,669	$(20,935)	$(6,515)

See notes to financial statements.

SHEFFIELD PRODUCTS, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CASH FLOWS

December 31,	August 19, 1997 (date of inception) to December 31,
	2003	2002	2003
Cash flows from operating activities:
Net loss	$(4,875)	$(5,872)	$(20,935)
Adjustments to reconcile net loss to net
cash flows from operating activities:
Changes in operating assets & liabilities
Shareholder loan payable	(378)	628	250
Accounts payable	5,253	1,012	6,265
Net cash flows from operating activities	-	(4,232)	(14,420)

Cash flows from financing activities:
Issuance of common stock	-	4,232	14,420
Net cash flows from financing activities	-	4,232	14,420

Net change in cash	-	-	-
Cash at beginning of period	-	-	-
Cash at end of period	$ -	$ -	$ -

See notes to financial statements.

SHEFFIELD PRODUCTS, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003 AND 2002

1.

Summary of Significant Accounting Policies

Description of Business

Sheffield Products, Inc. (a development stage enterprise) (the Company) was formed on August 19, 1997. The Company’s activities to date have been primarily directed towards the raising of capital and seeking business opportunities.

Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Earnings Per Share

Basic earnings per common share are computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Due to net losses, potentially dilutive securities would be antidilutive and are therefore not included.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

There is no provision for income taxes due to continuing losses. At December 31, 2003, the Company has net operating loss carryforwards for tax purposes of approximately $21,000, which expire through 2023. The Company has recorded a valuation allowance that fully offsets deferred tax assets arising from net operating loss carryforwards because the likelihood of the realization of the benefit cannot be established. The Internal Revenue Code contains provisions that may limit the net operating loss carryforwards available if significant changes in stockholder ownership of the Company occur.

2.

Going Concern

As shown in the consolidated financial statements, the Company has an accumulated deficit of $20,935 at December 31, 2003, and no cash. The Company has suffered losses from operations and has a substantial need for working capital. This raises substantial doubt about its ability to continue as a going concern.  The accompanying consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. The Company is dependent on its existing shareholders to be able to continue as a going concern. The Company has indicated its intention to participate in one or more as yet unidentified business ventures, which management will select after reviewing the business opportunities for their profit or growth potential.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Articles of Incorporation and Bylaws do not include provisions requiring the Company to provide indemnification for officers, directors, and other persons.  However, under the terms of Delaware General Corporation Law, the Company has the power to indemnify any person who is or was a party to any proceeding by reason of the fact that he or she is or was serving as an officer, director, employee or agent of the Company.  The Company may not provide such indemnification unless the person seeking it acted in good faith, and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be     permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Filing Fee	$ 423.72
Accounting Fees and Expenses	$ 5,000.00
Legal Fees	$ 25,000.00
Printing and Postage	$ 3,000.00
Transfer Agent Fees	$ 2,500.00
Miscellaneous	$ 2,500.00
TOTAL	$ 38,423.72

RECENT SALES OF UNREGISTERED SECURITIES

Name	Date of Sale	Shares	Aggregate Purchase Price	Purchase Price Per Share
Mid-Continental Securities Corp. (1)	6/28/2002	12,699	$1,260	0.10
Mid-Continental Securities Corp. (1)	2/21/2002	500,000	$ 500.001
Thomas Walsh (1)	11/1/2002	2,000	$1,000.50
Terence Yap Wing Khai (3)	8/13/2004	2,152,924	n/a	n/a
Edward Chan Chi Fai (3)	8/13/2004	2,152,924	n/a	n/a
Eppie Wong Yuk Ping (3)	8/13/2004	1,800,507	n/a	n/a
Michael Yap Chee Keong (3)	8/13/2004	1,845,553	n/a	n/a
Strong Win Limited (3)	8/13/2004	1,100,972	n/a	n/a
Wilson Kin Cheung (3)	8/13/2004	998,957	n/a	n/a
Mid-Continental Securities Corp. (4)	8/13/2004	699,534	n/a	n/a
Michelle P. Suppes (4)	8/13/2004	400,112	n/a	n/a
Anna Herbst (4)	8/13/2004	99,365	n/a	n/a
Keen Associates Limited (4)	8/13/2004	998,956	n/a	n/a
Topworth Assets Limited (3)	8/13/2004	998,956	n/a	n/a
Joseph Dowling (2)	11/15/2004	50,000	$50,000	$1.00
Robbin J. Olson (2)	11/15/2004	25,000	$25,000	$1.00
Steve Bushansky (2)	11/15/2004	3,000	$3,000	$1.00
Joseph Pioppi (2)	11/15/2004	2,000	$2,000	$1.00
Shelley Bennett (2)	11/15/2004	10,000	$10,000	$1.00
John Pioppi (2)	11/15/2004	4,000	$4,000	$1.00
Cosmo Palmieri (2)	11/15/2004	4,000	$4,000	$1.00
Frank Pioppi (2)	11/15/2004	2,000	$2,000	$1.00
Over-C Business Solutions Ltd. (2)	11/15/2004	100,000	$100,000	$1.00

(1)  Sale of shares pursuant to Section 4(2) of the Securities Act of 1933.

(2)  Sale of our common stock pursuant to Section 3(b) of the Securities Act and Rule 505 promulgated hereunder.

(3)  Issuance of shares pursuant to Regulation S in conjunction with closing of share exchange transaction with Digital Network Alliance Holdings (BVI), Inc.

(4)  Issuance of shares pursuant to Section 4 (2) of the Securities Act in conjunction with closing of share exchange transaction with Didgial Network Alliance Holdings (BVI), Inc.

All of the securities sold for cash were offered and sold through our officers and directors in reliance upon exemptions from registration either under Section 4(2) of the Securities Act, Section 3(b) of the Securities Act and Rule 505 promulgated thereunder, or Regulation S under the Securities Act of 1933.  The securities sold for consideration other than cash were offered and sold in reliance upon exemptions from registration under Section 4(2) of the Securities Act or Regulation S.  All such transactions were private offerings made without advertising or public solicitation.  Purchasers who purchased shares for cash signed a subscription agreement acknowledging that they were purchasing shares for their own account and acknowledging that the securities were not registered under the Securities Act and cannot be sold unless they are registered or unless an exemption from registration is available.  In addition, a restrictive legend was placed on all share certificates representing the shares.  Purchasers who acquired shares in the share exchange transaction signed an investment representation acknowledging that the securities were not registered under the Securities Act and cannot be sold unless they are registered or unless an exemption is available.  In addition,  a restrictive legend was placed on all share certificates representing the shares.

EXHIBITS

2.1

Stock Purchase Agreement, dated July 21, 2004 among Strong Win Limited, a British Virgin Islands Corporation,  those persons who execute this Agreement as Sellers,  (hereinafter referred to as “Seller”), and Sheffield Products, Inc., a Delaware corporation (herein incorporated by reference to the Company's Current Report on Form 8-K filed on July 23, 2004 ).

3.1

Articles of Incorporation (herein incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on September 12, 2002).

3.2

Bylaws (herein incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on 19/8/1997 ).

5.1

Opinion of Corporate Counsel

10.1

To be filed by amendment: Supplemental Agreement dated November 29, 2004 between China Digital satNet Limited (“CSN”) and Digital Network Alliance (HK) Limited (“DNA”) and supplemental to the Service Agreement No. CSN/BUS/TRA/03/C007 (“the Service Agreement”).

10.2

To be filed by amendment: Master Services Contract Between Parkview (Suites) Limited and Digital Network Alliance (HK) Limited, dated April 16, 2002.

10.3

To be filed by amendment: Service Partnership Agreement between Pt. Circlecom Nusantara Indonesia and Digital Network Alliance (S) Pte., Ltd., dated December 1, 2001.

10.4

To be filed by amendment: France Telecom Service Order Form.

23.1

Consent of  Certified Public Accountants,

23.2

Consent of Corporate Counsel (included in Exhibit 5.1)

UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) To include any prospectus required by section 10(a)(3) of the  Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any additional or changed material information on the plan of distribution.

(2)  For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remains unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wanchai, Country of Hong Kong, on January 28, 2005.

DIGITAL NETWORK ALLIANCE INTERNATIONAL, INC.

/s/ Terence Yap, President and Director

Date: January 28, 2005

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Terence Yap, President and Director

Date: January 28, 2005

/s/ Eppie Wong, Chief Financial Officer and Director

Date: January 28, 2005

/s/ Edward Chan, Chief Operations Officer and Director

Date: January 28, 2005

/s/ Michael Yap, Director

Date: January 28, 2005

/s/ Leslie Ter Chiew Kim

Date: January 28, 2005